Exhibit 99.1

CareDx Files Patent Infringement Lawsuit Against Natera

CareDx protects innovation in transplantation by enforcing patent protection

BRISBANE, Calif., March 26, 2019 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a leading molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that it has filed a patent infringement suit against Natera, Inc., in the United States District Court for Delaware. CareDx is asserting U.S. Patent Nos. 9,845,497 and 8,703,652, that are exclusively licensed to CareDx from Stanford University. Stanford is joined in the suit as a necessary party because it is the registered owner of these patents. These patents cover non-invasive monitoring of organ transplant rejection through cell-free DNA analysis. CareDx is seeking all available remedies, including damages and injunctive relief. The suit asserts that Natera infringes through its marketing and performance of a test to analyze cell-free DNA from a transplant patient to inform rejection.

CareDx has been dedicated to continued research and development in transplantation for 20 years, and secured an exclusive license to the technology when it acquired ImmunMetrix in 2014.

“If intellectual property is disrespected, it is the transplant community that is impacted,” said Peter Maag, CEO of CareDx. “The intellectual property behind AlloSure was developed with substantial involvement from leading transplant researchers. We are filing this suit to support future innovation in transplantation. We will continue to monitor activities in the transplant field and vigorously defend our intellectual property where appropriate to protect our substantial investments and leadership position.”

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum, and is the leading provider of genomics-based information for transplant patients.

For more information, please visit: www.CareDx.com.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com